Investor Presentation February 2017 OceanFirst Financial Corp.

OceanFirst Financial Corp. Forward-Looking Statements In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "will," "should," "may," "view," "opportunity," "potential," or similar expressions or expressions of confidence. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines and the Bank’s ability to successfully integrate acquired operations. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. 2

Founded, Point Pleasant, NJ Branch Expansion Into Middlesex County 1902 1985 IPO To Mutual Depositors 1996 Established Commercial Lending Created OceanFirst Foundation Established Trust and Asset Management 2000 2014 2015 Colonial American Bank Acquired Commercial LPO Expansion into Mercer County Branch Expansion Into Monmouth County 1999 Cape Bancorp Acquired 2016 OceanFirst Foundation Exceeds $25 Million In Cumulative Grants Ocean Shore Holding Co. Acquired* 2017 OceanFirst Milestones – 115 Years of Growth 3

Serving Central and Southern New Jersey Markets • OceanFirst is the largest Bank headquartered in Central and Southern New Jersey • $5.2 billion in assets • 61 branch offices • Market Cap $910 million • Average Daily Share Volume of 205,000 OceanFirst Headquarters OceanFirst Retail Branches, Commercial Loan Production Offices, and Wealth Management Office 30 million people, or approximately 10% of the total U.S. population, reside within a 2-hour drive* and 7.3 million reside in market area** 4 *Includes New York – Newark NY-NJ-PA-CT CSA and Philadelphia – Reading – Camden CSA. **Refer to Appendix 2 for market area.

Experienced Leadership

- Substantial insider ownership of 15.3% – aligned with shareholders' interests
  - OceanFirst Bank ESOP 5.0%
  - Directors & Senior Executive Officers 6.3%
    - Director and Proxy Officer Stock Ownership Guidelines
  - OceanFirst Foundation 4.0%

From April 26, 2016 Proxy Statement, adjusted for Cape Bancorp acquisition on May 2, 2016 and Ocean Shore Holding Co. acquisition on November 30, 2016.

Name	Position	# of Years at OCFC	# of Years In Banking	Previous Experience
Christopher D. Maher	President, Chief Executive Officer	3	28	Patriot National Bancorp; Dime Community Bancshares
Michael J. Fitzpatrick	Executive Vice President, Chief Financial Officer	24	35	KPMG
Joseph R. Iantosca	Executive Vice President, Chief Administrative Officer	12	38	BISYS Banking Solutions; Newtrend LLC; Brooklyn Federal Savings
Joseph J. Lebel III	Executive Vice President, Chief Banking Officer	10	32	Wachovia Bank N.A.; First Fidelity
Steven J. Tsimbinos	Executive Vice President, General Counsel	6	22	Thacher Proffit & Wood; Lowenstein Sandler PC

OceanFirst

5

Strategic Focus 6 I. Organic Commercial Loan and Core Deposit Growth • Grew commercial loans (excluding acquired loans) from $533 million at December 31, 2012 to $911 million at December 31, 2016, 14.3% CAGR • Grew low cost core deposits (excluding acquired deposits) from $1,493 million (0.15% cost) at December 31, 2012 to $1,831 million (0.11% cost) at December 31, 2016 II. Opportunistic Acquisitions of Community Banks Target Closing Date Transaction Value(1) Total Assets(1) Colonial American Bank July 31, 2015 $ 12 million $ 142 million Cape Bancorp May 2, 2016 $196 million $1,518 million Ocean Shore Holding Co. November 30, 2016 $146 million $1,097 million Weighted average(1): Price/Tangible Book Value 135%; Core Deposit Premium 4.5% (1)At time of announcement.

Strategic Focus (Continued) 7 III. Conservative Risk Management • Credit Risk  Reduced non-performing loans from $43.4 million (2.8% of loans) at December 31, 2012 to $13.6 million (0.35% of total loans receivable) at December 31, 2016, a 10-year low  Strong credit culture – no non-performing commercial loans originated in the past five years • Interest Rate Risk  Grew core deposits (excluding acquisitions) by $170 million in 2016, or 10.2% annualized  Core deposits (all deposits except time deposits) are 84.6% of total deposits at December 31, 2016 • Regulatory/Compliance Risk  Regulatory approvals received for three acquisitions in a timely manner  Outstanding CRA rating received October 2015 Total Shareholder Return December 31, 2012 to December 31, 2016 – 145%, 25.2% CAGR

Highlights – 2016 8 Fourth Quarter • Core EPS of $0.38(1), a 15% increase from $0.33(1) in Q4 2015  11.33% ROTE(1) & 0.92% ROA(1)  Net interest margin was 3.31% in Q4 2016, an increase from 3.25% in Q4 2015 • Strong deposit funding with a loan to deposit ratio of 90.8% and an average cost of deposits of just 0.26% • Completed successful integration of Cape’s core systems providing for realization of additional cost savings entering the first quarter of 2017 (1)Amounts and ratios exclude merger related expenses

Favorable Competitive Position Competing Favorably Against Banking Behemoths and Local Community Banks Source: FDIC Summary of Deposits, June 30, 2016 Note: Market area is defined as counties in Central and Southern New Jersey *Includes the acquisitions of Cape Bank and Ocean City Home Bank Institution # of Branches Dep. In Mkt. ($000) TD Bank (Canada) 132 18,749,018 PNC Bank (PA) 143 17,002,556 Wells Fargo (CA) 145 15,802,079 Bank of America (NC) 123 14,604,095 Santander Bank (Spain) 81 6,103,973 OceanFirst Bank* # of Branches Dep. In Mkt. ($000) 61 4,039,695 Institution # of Branches Dep. In Mkt. ($000) Sun 31 1,659,983 Manasquan 8 870,556 First Choice 5 693,069 Sturdy Savings 13 668,769 OceanFirst Competitive Position  Responsive  Flexible  Capable • Lending Limit • Technology • Trust • Cash Management • Consumer & Commercial Mega Banks Community Banks 9

Online Banking & Bill Pay In 2015, 40% of depositors used online banking and an average of 49,000 bills were paid with online bill pay service each month. Check Card Over 11.6 million transactions processed in 2015. Rewards program promotes usage. Launched Card Valet, a personalized mobile card management app, in 2015. Full Suite of Technology and Delivery Systems 10 Corporate Cash Management Added Remote Deposit Capture (RDC) in 2007. In 2015, 297 clients processed over 875,000 checks using RDC. ATM & Interactive Teller (ITM) Fleet of intelligent ATM terminals provide technology for continually growing self- service deposit option. First ITM deployed in 2014 with more added in 2015 and 2016. Mobile Banking Consistently adopting mobile- centric options. Currently offering TouchID, Apple Watch, and Apple Pay. Customers using self-service channels in December 2016 • 21,000 deposits totaling $180.1 million • 11% of transaction volume and 23% of transaction value of customer-presented deposits for the Bank

Why OCFC…? • Fundamental franchise value • Preeminent community bank in Central and Southern New Jersey • Superior deposit profile • Significant commercial loan growth since December 2012; current focus on recent portfolio integrations • Conservative credit culture • Solid financial performance • Consistent attractive returns • Strong balance sheet and capital base • Seasoned and effective management team • Substantial insider ownership – aligned with shareholders’ interests • Fully capable of executing on 5-year growth plan 11

Attractive Valuation Metrics Valuation Price / Tang. Book Value 230% 214% Price / Estimated 2016 EPS 17.5x 17.8x Price / 2017 Estimated EPS 15.7x 15.2x Core Deposit Premium 13.8% 12.9% Cash Dividend Yield 2.0% 2.2% OCFC Peers(1) 1) Peers include: AROW, BMTC, DCOM, FFIC, FISI, FLIC, LBAI, NFBK, ORIT, PGC, UVSP and WSFS Note: Financial data as of the most recent period available; market data as of January 27, 2017; OCFC stock price of $29.74. Source: Sandler O’Neill 12

Appendix 13

OceanFirst Financial Corp. – Analyst Coverage APPENDIX 1 Company Analyst Recommendation Price Target Keefe Bruyette & Woods Collyn Gilbert Outperform $33.00 Sandler O’Neill & Partners Frank Schiraldi Hold $32.00 Piper Jaffray Matt Breese Overweight $31.00 FIG Partners David Bishop Outperform $34.00 Investor Relations Contacts Christopher D. Maher Chairman and Chief Executive Officer 732-240-4500 Ext. 7504 cmaher@oceanfirst.com Michael Fitzpatrick Executive Vice President and Chief Financial Officer 732-240-4500 Ext. 7506 mfitzpatrick@oceanfirst.com Jill Hewitt Senior Vice President/Investor Relations Officer 732-240-4500 Ext. 7513 jhewitt@oceanfirst.com 14

Market Demographics Central New Jersey(1) Southern New Jersey(2) Philadelphia Metro(3) Total Bank Offices in Market 864 508 848 Total Bank Deposits in Market $87.3 billion $38.0 billion $93.7 billion Number of OceanFirst Offices 28 22 % of OceanFirst Deposits 62 38 Market Rank 11 8 Market Share (%) 2.3 3.2 Population 2,442,000 1,838,000 3,029,000 Projected 2017-2022 Population Growth (%) 7.0 2.6 4.5 Deposit and demographic data as of June 30, 2016. Source: SNL Financial Notes: 1 – Includes Monmouth, Ocean, Middlesex and Mercer counties, New Jersey 2 – Includes Burlington, Atlantic, Cape May, Camden, Gloucester, Salem and Cumberland counties, New Jersey 3 – Includes Philadelphia, Bucks and Montgomery counties, Pennsylvania APPENDIX 2 Expansion opportunity 15

APPENDIX 3

Colonial American Bank Acquisition

- 100% Stock deal, valued at $11.9 million
- In-Market acquisition supports growth objective in towns of Middletown and Shrewsbury, NJ
- Favorable financial terms (adjusted for DTA realization of $2.3 million)
  - Price/Tangible Book Value of 104%
    - Transaction neutral to OCFC book value
  - Price/Core Deposit Premium of 0.4%
- Modest execution risk with conservative assumptions
  - Expected cost saves of 35%, fully realized in 2016
  - Gross credit mark of $2.9 million, 2.4% of loans
- Effective execution (2015)
  - Announcement – February 25
  - Regulatory Approvals - June 17 (68 days following application)
  - Shareholder Approval - July 9
  - Closing – July 31
  - Systems Integration – October 17 (72 days following legal closing)


NJ:Hunterdon
Flemington
NJ:Middlesex
Edison
Princeton
NJ:Mercer
Trenton
Levittown
NJ:Monmouth
Long Branch
Freehold Township
Asbury Park
Jackson
NJ:Burlington
NJ:Ocea
Wharton State Forest
Stafford Township
Long Beach Island
Beach Haven
Supports Retail Expansion in High Value Communities

OceanFirst Headquarters
OceanFirst Retail Branches, Commercial Loan Production Offices, and Wealth Management Office
Colonial American Retail Branches

OCEANFIRST

16

APPENDIX 4

Cape Bancorp Acquisition

- Creates the preeminent New Jersey based community banking franchise operating throughout central and southern New Jersey
- 85% stock and 15% cash, valued at $195 million
- Favorable financial terms[1]
  - Price/Tangible Book Value of 139%
  - Price/Core Deposit Premium of 4.4%
  - Expected accretion to GAAP EPS of 17% in 2017
  - Expected tangible book value dilution of 7.2%, projected earnback of approximately 3.3 years using the cross-over method and 3.8 years on a simple tangible book value earnback calculation
- Modest execution risk with conservative assumptions
  - Expected cost saves of 33%, fully realized by end of 2016
  - Expected one-time, pre-tax transaction expenses of $15.5 million
  - Gross credit mark of $25.5 million, 2.3% of loans
- Effective execution (2016)
  - Announcement – January 5
  - Regulatory Approvals – March 28 (52 days following application)
  - Shareholder Approvals – April 25
  - Closing – May 2
  - Systems Integration – completed October 15


PA:Lehigh
NJ:Hunterdon
PA:Bucks
PA:Montgomery
PA:Delaware
NJ:Burlington
NJ:Salem
NJ:Atlantic
NJ:Cumberland
NJ:Monmouth
Doylestown
Levittown
Jackson
Millville

OceanFirst Headquarters
OceanFirst Retail Branches, Commercial Loan Production Offices, and Wealth Management Office
Cape Bank Retail Branches and Commercial Loan Offices

OCEANFIRST

[1]At time of announcement

17

APPENDIX 5

Ocean Shore Holding Co. Acquisition

- Reinforces OceanFirst as the preeminent New Jersey based community banking franchise operating throughout central and southern New Jersey
- 80% stock and 20% cash, valued at $181 million
- Favorable financial terms(1)
  - Price/Tangible Book Value of 132%
  - Price/Core Deposit Premium of 4.9%
  - Expected accretion to GAAP EPS of over 5% in 2018
  - Expected tangible book value dilution of 3.1%, projected earnback of approximately 3.7 years using the cross-over method and 4.1 years on a simple tangible book value earnback calculation
- Modest execution risk with conservative assumptions
  - Expected cost saves of 53%, fully realized by end of 2017
  - Expected one-time, pre-tax transaction expenses of $19 million
  - Gross credit mark of $10.0 million, 1.25% of loans
- Effective execution
  - Announcement – July 13, 2016
  - Regulatory Approvals – October 27, 2016
  - Shareholder Approvals – November 22, 2016
  - Closing – November 30, 2016
  - Systems Integration – scheduled for May 2017


Waterford Works
Bass River Township
Staffordville
Folsom
Elwood
North Beach Haven
Mystic Islands
Buena
Weymouth
Great Bay
Brigantine
Estell Manor
Somers Point
Woodbine
Dennisville
Sea Isle City
- OCFC Branches
- OSHC Branches

OCEANFIRST

(1)At time of announcement

18

19 Earnings Press Release APPENDIX 6

Press Release Company Contact: Michael J. Fitzpatrick Chief Financial Officer OceanFirst Financial Corp. Tel: (732) 240-4500, ext. 7506 Fax: (732) 349-5070 Email: Mfitzpatrick@oceanfirst.com FOR IMMEDIATE RELEASE OCEANFIRST FINANCIAL CORP. ANNOUNCES QUARTERLY AND ANNUAL FINANCIAL RESULTS TOMS RIVER, NEW JERSEY, JANUARY 26, 2017…OceanFirst Financial Corp. (NASDAQ:"OCFC"), (the "Company"), the holding company for OceanFirst Bank (the "Bank"), today announced that diluted earnings per share were $0.22 for the quarter ended December 31, 2016, as compared to $0.31 for the corresponding prior year quarter. For the year ended December 31, 2016, diluted earnings per share were $0.98, as compared to $1.21 for the corresponding prior year period. The results of operations for the quarter and the year ended December 31, 2016 include merger related expenses, which decreased net income, net of tax benefit, by $4.5 million and $11.9 million, respectively. Excluding this item, core earnings for the quarter and year ended December 31, 2016 were $10.6 million, or $0.38 per diluted share, and $35.0 million, or $1.49 per diluted share, respectively. (Please refer to the Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of merger related expenses, certain other expenses incurred in the second quarter of 2016, and quantification of core earnings). Highlights for the quarter are described below. • On November 30, 2016, the Company completed its acquisition of Ocean Shore Holding Company ("Ocean Shore"), which added $995.9 million to assets, $774.0 million to loans,

2 and $875.1 million to deposits. The Company anticipates full integration of Ocean Shore’s operations and systems in May 2017. • On October 15, 2016, the Bank completed the systems integration and rebranding effort related to the acquisition of Cape Bancorp, Inc. ("Cape"), which had been operated as a division of OceanFirst Bank since the closing on May 2, 2016. • Non-performing loans decreased 25.8%, to $13.6 million, at December 31, 2016, from $18.3 million at December 31, 2015. Non-performing loans as a percent of total loans receivable decreased to 0.35% at December 31, 2016, from 0.91% at December 31, 2015, the lowest level in the past 10 years. Chairman and Chief Executive Officer Christopher D. Maher reflected on the Company's results, "With the Ocean Shore closing on November 30th and the full systems conversion and rebranding of Cape completed, we are pleased to include the stockholders, employees and customers of both organizations in the OceanFirst family." Mr. Maher added, "Throughout 2017 we will be focused on effectively deploying excess liquidity and reducing operating expenses following the two acquisitions completed in 2016." The Company continues to focus on organic growth while actively managing expense levels. Expense reductions associated with the successful systems integration of Cape in the fourth quarter of 2016 will be fully realized in the first quarter of 2017. Initial cost savings were realized at the time of the Ocean Shore acquisition on November 30, 2016, with incremental savings expected after the second quarter of 2017 due to the anticipated systems integration. The Company also expects to realize significant cost savings from the consolidation of branches. The Company's Board of Directors has approved the elimination of 10 such branches in the legacy Cape and Ocean Shore market area by mid-year 2017, with an expected annualized cost savings of $3.6 million. Further, the Company expects to consolidate other branches in its central New Jersey market area by the end of the year. These initiatives will allow the Company to continue to invest in commercial banking and electronic delivery channels while meeting the efficiency targets established in connection with the recent acquisitions.

3 The Company also announced that the Board of Directors declared its eightieth consecutive quarterly cash dividend on common stock. The dividend for the quarter ended December 31, 2016 of $0.15 per share will be paid on February 17, 2017 to stockholders of record on February 6, 2017. Results of Operations On July 31, 2015, the Company completed its acquisition of Colonial American Bank ("Colonial American"), which added $142.4 million to assets, $121.2 million to loans, and $123.3 million to deposits. Colonial American’s results of operations are included in the consolidated results for the quarter and year ended December 31, 2016, but are only included in the results of operations for the period from August 1, 2015 through December 31, 2015. On May 2, 2016, the Company completed its acquisition of Cape and its results of operations from May 2, 2016 through December 31, 2016 are included in the consolidated results for the quarter and year ended December 31, 2016, but are not included in the results of operations for the corresponding prior year periods. On November 30, 2016, the Company completed its acquisition of Ocean Shore and its results of operations from December 1, 2016 through December 31, 2016 are included in the consolidated results for the quarter and year ended December 31, 2016, but are not included in the results of operations for the corresponding prior year periods. Net income for the quarter ended December 31, 2016, was $6.1 million, or $0.22 per diluted share, as compared to $5.2 million, or $0.31 per diluted share, for the corresponding prior year period. Net income for the year ended December 31, 2016, was $23.0 million, or $0.98 per diluted share, as compared to $20.3 million, or $1.21 per diluted share, for the corresponding prior year period. Net income for the quarter and year ended December 31, 2016 includes merger related expenses, net of tax benefit, of $4.5 million and $11.8 million, respectively, as compared to $441,000 and $1.3 million, respectively, for the same prior year periods. Additionally, net income for the year ended December 31, 2016, includes an FHLB advance prepayment fee of $136,000, and a loss on the sale of investment securities available-for-sale of $12,000.

4 Excluding these items, diluted earnings per share increased over the prior year period due to higher net interest income and other income partially offset by increases in operating expenses, provision for loan losses, and average diluted shares outstanding. Excluding merger related expenses, diluted earnings per share decreased $0.02 from the prior linked quarter. Excluding the impact of Ocean Shore, net interest income decreased for the fourth quarter of 2016, as compared to the prior linked quarter, due to a reduction in average loans receivable. This reduction was partly offset by the overall favorable impact of the Ocean Shore acquisition for the month of December. Net interest income for the quarter and year ended December 31, 2016 increased to $35.8 million and $120.3 million, respectively, as compared to $20.7 million and $76.8 million for the same prior year periods, reflecting an increase in interest-earning assets and a higher net interest margin. Average interest- earning assets increased $1.730 billion and $1.116 billion, respectively, for the quarter and year ended December 31, 2016, as compared to the same prior year periods. The averages for the quarter and year ended December 31, 2016, were favorably impacted by $1.357 billion and $900.7 million, respectively, as a result of the interest-earning assets acquired from Ocean Shore, Cape and Colonial American ("Acquisition Transactions"). Average loans receivable, net, increased $1.323 billion and $956.7 million, respectively, for the quarter and the year ended December 31, 2016 as compared to the same prior year periods. The increases attributable to the Acquisition Transactions were $1.280 billion and $843.6 million for the quarter and the year ended December 31, 2016, respectively. The net interest margin increased to 3.40% and 3.47%, respectively, for the quarter and year ended December 31, 2016, from 3.34% and 3.28%, respectively, for the quarter and year ended December 31, 2015. The yield on average interest-earning assets increased to 3.79% and 3.85%, respectively, for the quarter and year ended December 31, 2016, from 3.74% and 3.66%, respectively, for the same prior year periods. The yields on average interest- earning assets for the quarter and year ended December 31, 2016 benefited from the accretion of purchase accounting adjustments on the Acquisition Transactions of $1.4 million and $4.5 million, respectively;

5 the higher-yielding interest-earning assets acquired from Cape; and the higher interest rate environment in the fourth quarter of 2016. For the quarter and the year ended December 31, 2016, the cost of average interest-bearing liabilities decreased to 0.48% and 0.47%, from 0.49% and 0.48%, respectively, in the corresponding prior year periods. The total cost of deposits (including non-interest bearing deposits) was 0.26% and 0.25%, respectively, for the quarter and year ended December 31, 2016, as compared to 0.24% and 0.23%, respectively, for the corresponding prior year periods. Net interest income for the quarter ended December 31, 2016 increased $1.8 million, as compared to the prior linked quarter, as average interest-earning assets increased $400.3 million, of which $317.8 million related to Ocean Shore. The net interest margin decreased to 3.40% for the quarter ended December 31, 2016, from 3.56% for the prior linked quarter. The yield on average interest-earning assets decreased to 3.79% for the quarter ended December 31, 2016, from 3.92% for the prior linked quarter due to increased average balances in lower yielding interest-earning deposits and short-term investments. The cost of average interest-bearing liabilities increased to 0.48% for the quarter ended December 31, 2016, as compared to 0.43% for the prior linked quarter, due to a full quarter of interest expense on the September 2016 issuance of $35.0 million in subordinated notes at an all-in cost of 5.45% with a stated maturity of September 30, 2026. For the quarter and year ended December 31, 2016, the provision for loan losses was $510,000 and $2.6 million, respectively, as compared to $300,000 and $1.3 million, respectively, for the corresponding prior year periods. Net charge-offs were $944,000 and $4.2 million, respectively, for the quarter and the year ended December 31, 2016, as compared to $217,000 and $870,000, respectively, in the corresponding prior year periods. The increase in net charge-offs for the quarter and the year ended December 31, 2016, was primarily due to fourth quarter and full-year charge-offs of $535,000 and $2.1 million, respectively, on loans sold, and to a lesser extent, first quarter charge-offs of $886,000 on two non-performing commercial loans. Excluding charge-offs attributable to the loan sale, net charge-offs for

6 the quarter totaled $409,000. Non-performing loans totaled $13.6 million at December 31, 2016, as compared to $16.5 million at September 30, 2016, and $18.3 million at December 31, 2015. For the quarter and the year ended December 31, 2016, other income increased to $6.3 million and $20.4 million, respectively, as compared to $4.1 million and $16.4 million, respectively, in the same prior year periods. The increases from the prior periods were primarily due to the impact of the Ocean Shore and Cape acquisitions which added $1.6 million and $3.9 million to total other income for the quarter and the year ended December 31, 2016, respectively, as compared to the same prior year periods. Excluding Ocean Shore and Cape, other income increased $529,000 and $133,000 for the quarter and year ended December 31, 2016, as compared to the same prior year periods. For the quarter and the year ended December 31, 2016, other income included losses of $49,000 and $342,000, respectively, attributable to the operations of a hotel, golf and banquet facility acquired as Other Real Estate Owned ("OREO") in the fourth quarter of 2015. The Bank is currently engaged in a sales process with qualified buyers for this property. For the quarter ended December 31, 2016, other income, excluding the impact from Ocean Shore, increased $12,000, as compared to the prior linked quarter. Operating expenses increased to $32.5 million and $102.9 million, respectively, for the quarter and the year ended December 31, 2016, as compared to $16.5 million and $60.8 million, respectively, in the same prior year periods. Operating expenses for the quarter and the year ended December 31, 2016 include $6.6 million and $16.5 million, respectively, in merger related expenses, as compared to merger related expenses of $614,000 and $1.9 million, respectively, in the same prior year periods. Excluding merger related expenses, the increases in operating expenses over the prior year were primarily due to the operations of Cape and Ocean Shore, which added $8.2 million and $20.5 million for the quarter and year- to-date, respectively; the investment in commercial lending which added expenses of $15,000 and $816,000 for the quarter and year-to-date, respectively; the addition of branches (excluding those acquired in the Acquisition Transactions) which added expenses of $176,000 and $1.2 million for the quarter and year-

7 to-date, respectively: the amortization of the core deposit intangible which added expenses of $291,000 and $602,000 for the quarter and year-to-date, respectively; and the FHLB advance prepayment fee of $136,000. For the quarter ended December 31, 2016, operating expenses, excluding merger related expenses, increased $2.1 million, as compared to the prior linked quarter. The increase was primarily related to the additional expense from the operations of Ocean Shore of $1.3 million, as well as $363,000 in costs associated with the Bank's rebranding effort. The provision for income taxes was $3.0 million and $12.2 million, respectively, for the quarter and year ended ended December 31, 2016, as compared to $2.8 million and $10.9 million, respectively, for the same prior year periods. The effective tax rate was 33.0% and 34.5%, respectively, for the quarter and year ended December 31, 2016, as compared to 34.7% and 34.9%, respectively, for the same prior year periods and 34.4% in the prior linked quarter. The variances in the effective tax rate were primarily due to the timing of non-deductible merger related expenses. Financial Condition Total assets increased by $2.574 billion to $5.167 billion at December 31, 2016, from $2.593 billion at December 31, 2015, primarily as a result of the acquisitions of Cape and Ocean Shore. Cash and due from banks and interest-bearing deposits increased by $257.4 million, to $301.4 million at December 31, 2016, from $43.9 million at December 31, 2015. The increase was primarily due to cash flows from a reduction in loans receivable (exclusive of acquired loans), deposit growth not utilized to reduce FHLB advances (exclusive of acquired deposits), and the issuance of subordinated notes. Loans receivable, net, increased by $1.833 billion, to $3.803 billion at December 31, 2016, from $1.971 billion at December 31, 2015, due to acquired loans of $1.931 billion. As part of the Acquisition Transactions, and the purchase of an existing retail branch in the Toms River market in the first quarter of 2016, at December 31, 2016, the Company had outstanding goodwill of $145.1 million and core deposit intangibles of $10.9 million.

8 Deposits increased by $2.271 billion, to $4.188 billion at December 31, 2016, from $1.917 billion at December 31, 2015, which include deposits of $2.140 billion acquired from Ocean Shore, Cape, and the purchase of an existing retail branch located in the Toms River market. Excluding those acquired, deposits increased $130.7 million, while core deposits (all deposits excluding time deposits) increased $169.7 million. The loan-to-deposit ratio at December 31, 2016 was 90.8%, as compared to 102.8% at December 31, 2015. The deposit growth funded a decrease in FHLB advances of $73.9 million to $250.5 million at December 31, 2016 from $324.4 million at December 31, 2015. The increase in other borrowings relates to the September 2016 issuance of $35.0 million in subordinated notes at an all-in cost of 5.45% with a stated maturity of September 30, 2026. Stockholders' equity increased to $572.0 million at December 31, 2016, as compared to $238.4 million at December 31, 2015. The acquisitions of Cape and Ocean Shore added $165.9 million and $152.3 million, respectively, to stockholders' equity. At December 31, 2016, there were 154,804 shares available for repurchase under the Company's stock repurchase program adopted in July of 2014. In the fourth quarter, the Company repurchased 90,000 shares under this plan at an average cost of $20.86 per share. Tangible stockholders' equity per common share decreased to $12.95 at December 31, 2016, as compared to $13.67 at December 31, 2015, due to the addition of intangible assets in the Ocean Shore and Cape acquisitions. Asset Quality The Company's non-performing loans decreased to $13.6 million at December 31, 2016, as compared to $18.3 million at December 31, 2015, partly due to the bulk sale of non-performing and under- performing loans in the third and fourth quarters. Non-performing loans do not include $7.6 million of purchased credit-impaired ("PCI") loans acquired in the Acquisition Transactions. The Company's OREO totaled $9.8 million at December 31, 2016, as compared to $8.8 million at December 31, 2015. The amount includes $7.0 million relating to the hotel, golf and banquet facility located in New Jersey which the Company acquired in the fourth quarter of 2015. At December 31, 2016, the Company's allowance for

9 loan losses was 0.40% of total loans, a decrease from 0.84% at December 31, 2015. These ratios exclude existing fair value credit marks of $26.0 million at December 31, 2016 on the Ocean Shore, Cape and Colonial American loans and $2.2 million at December 31, 2015 on the Colonial American loans. These loans were acquired at fair value with no related allowance for loan losses. The allowance for loan losses as a percent of total non-performing loans was 111.92% at December 31, 2016 as compared to 91.51% at December 31, 2015. Explanation of Non-GAAP Financial Measures Reported amounts are presented in accordance with generally accepted accounting principles in the United States ("GAAP"). The Company's management believes that the supplemental non-GAAP information, which consists of reported net income excluding merger related expenses, loss on sale of investment securities available for sale and FHLB prepayment fee, which can vary from period to period, provides a better comparison of period to period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company's financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non- GAAP performance measures which may be presented by other companies. Please refer to Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items. Annual Meeting The Company also announced today that its Annual Meeting of Stockholders will be held on Friday, June 2, 2017 at 10:00 a.m. Eastern time, at Navesink Country Club located at 50 Luffburrow Lane, Middletown, New Jersey. The record date for stockholders to vote at the Annual Meeting is April 11, 2017. Conference Call As previously announced, the Company will host an earnings conference call on Friday, January 27, 2017 at 11 a.m. Eastern time. The direct dial number for the call is (888) 338-7143. For those unable

10 to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number10098553 from one hour after the end of the call until April 27, 2017. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section. * * * OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a $5.2 billion community bank with branches located throughout central and southern New Jersey. OceanFirst Bank delivers commercial and residential financing solutions, wealth management and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey. OceanFirst Financial Corp.'s press releases are available by visiting us at www.oceanfirst.com. Forward-Looking Statements In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "will," "should," "may," "view," "opportunity," "potential," or similar expressions or expressions of confidence. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, accounting principles and guidelines and the Bank's ability to successfully integrate acquired operations. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share amounts)

	December 31, 2016 (unaudited)	September 30, 2016 (unaudited)	December 31, 2015
Assets			
Cash and due from banks	$ 301,373	$ 311,583	$ 43,946
Securities available-for-sale, at estimated fair value	12,224	2,497	29,902
Securities held-to-maturity, net (estimated fair value of $596,413 at December 31, 2016, $478,727 at September 30, 2016, and $397,763 at December 31, 2015)	598,691	470,642	394,813
Federal Home Loan Bank of New York stock, at cost	19,313	18,289	19,978
Loans receivable, net	3,803,443	3,028,696	1,970,703
Loans held-for-sale	1,551	21,679	2,697
Interest and dividends receivable	11,989	9,396	5,860
Other real estate owned	9,803	9,107	8,827
Premises and equipment, net	71,385	51,243	28,419
Servicing asset	228	259	589
Bank Owned Life Insurance	132,172	106,433	57,549
Deferred tax asset	38,787	39,391	16,807
Other assets	10,105	11,543	10,900
Core deposit intangible	10,924	3,722	256
Goodwill	145,064	66,537	1,822
Total assets	$ 5,167,052	$ 4,151,017	$ 2,593,068
Liabilities and Stockholders' Equity			
Deposits	$ 4,187,750	$ 3,324,681	$ 1,916,678
Securities sold under agreements to repurchase with retail customers	69,935	69,078	75,872
Federal Home Loan Bank advances	250,498	251,146	324,385
Other borrowings	56,559	56,399	22,500
Advances by borrowers for taxes and insurance	14,030	8,287	7,121
Other liabilities	16,242	24,182	8,066
Total liabilities	4,595,014	3,733,773	2,354,622
Stockholders' equity:			
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued	—		—
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 shares issued and 32,136,892, 25,850,956, and 17,286,557 shares outstanding at December 31, 2016, September 30, 2016, and December 31, 2015, respectively	336	336	336
Additional paid-in capital	364,433	308,979	269,757
Retained earnings	238,192	236,472	229,140
Accumulated other comprehensive loss	(5,614)	(5,611)	(6,241)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(2,761)	(2,832)	(3,045)
Treasury stock, 1,429,880, 7,715,816, and 16,280,215 shares at December 31, 2016, September 30, 2016, and December 31, 2015, respectively	(22,548)	(120,100)	(251,501)
Common stock acquired by Deferred Compensation Plan	(313)	(310)	(314)
Deferred Compensation Plan Liability	313	310	314
Total stockholders' equity	572,038	417,244	238,446
Total liabilities and stockholders' equity	$ 5,167,052	$ 4,151,017	$ 2,593,068

11

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	For the Three Months Ended, December 31, 2016	For the Three Months Ended, September 30, 2016	For the Three Months Ended, December 31, 2015	For the Years Ended December 31, 2016	For the Years Ended December 31, 2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	
Interest income:					
Loans	$ 36,799	$ 34,607	$ 21,143	$ 122,962	$ 77,694
Mortgage-backed securities	1,874	1,700	1,449	6,697	6,051
Investment securities and other	1,231	1,000	557	3,766	2,118
Total interest income	39,904	37,307	23,149	133,425	85,863
Interest expense:					
Deposits	2,392	2,083	1,217	7,517	4,301
Borrowed funds	1,758	1,289	1,244	5,646	4,733
Total interest expense	4,150	3,372	2,461	13,163	9,034
Net interest income	35,754	33,935	20,688	120,262	76,829
Provision for loan losses	510	888	300	2,623	1,275
Net interest income after provision for loan losses	35,244	33,047	20,388	117,639	75,554
Other income:					
Bankcard services revenue	1,424	1,347	926	4,833	3,537
Wealth management revenue	545	608	530	2,324	2,187
Fees and services charges	3,273	2,916	2,082	10,508	8,124
Loan servicing income	73	26	82	250	268
Net gain on sale of loan servicing	—	—	—	—	111
Net gain on sales of loans available-for-sale	290	347	185	986	822
Net loss on sales of investment securities available-for-sale	—	—	—	(12)	—
Net loss from other real estate operations	(74)	(63)	(38)	(856)	(149)
Income from Bank Owned Life Insurance	710	659	343	2,230	1,501
Other	16	56	8	149	25
Total other income	6,257	5,896	4,118	20,412	16,426
Operating expenses:					
Compensation and employee benefits	13,649	13,558	8,438	47,105	31,946
Occupancy	2,380	2,315	1,518	8,332	5,722
Equipment	1,499	1,452	1,162	5,104	3,725
Marketing	609	479	428	1,882	1,516
Federal deposit insurance	830	743	528	2,825	2,072
Data processing	2,291	2,140	1,349	7,577	4,731
Check card processing	662	623	427	2,210	1,815
Professional fees	969	681	541	2,848	1,865
Other operating expense	2,640	1,543	1,481	7,676	5,484
Amortization of core deposit intangible	304	181	13	623	21
Federal Home Loan Bank advance prepayment fee	—	—	—	136	—
Merger related expenses	6,632	1,311	614	16,534	1,878
Total operating expenses	32,465	25,026	16,499	102,852	60,775
Income before provision for income taxes	9,036	13,917	8,007	35,199	31,205
Provision for income taxes	2,984	4,789	2,777	12,153	10,883
Net income	$ 6,052	$ 9,128	$ 5,230	$ 23,046	$ 20,322
Basic earnings per share	$ 0.22	$ 0.36	$ 0.31	$ 1.00	$ 1.22
Diluted earnings per share	$ 0.22	$ 0.35	$ 0.31	$ 0.98	$ 1.21
Average basic shares outstanding	27,461	25,435	16,867	23,093	16,600
Average diluted shares outstanding	28,128	25,889	17,126	23,526	16,811

12

OceanFirst Financial Corp.
SELECTED LOAN AND DEPOSIT DATA
(dollars in thousands)

LOANS RECEIVABLE

	At				
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Commercial:					
Commercial and industrial	$ 152,810	$ 185,633	$ 222,355	$ 141,364	$ 144,788
Commercial real estate - owner-occupied	534,365	493,157	523,662	308,666	307,509
Commercial real estate - investor	1,134,507	1,014,699	1,011,354	536,754	510,936
Total commercial	1,821,682	1,693,489	1,757,371	986,784	963,233
Consumer:					
Residential mortgage	1,651,695	1,061,752	1,090,781	792,753	791,249
Residential construction	65,408	46,813	48,266	54,259	50,757
Home equity loans and lines	289,110	251,421	258,398	190,621	192,368
Other consumer	1,566	1,273	1,586	570	792
Total consumer	2,007,779	1,361,259	1,399,031	1,038,203	1,035,166
Total loans	3,829,461	3,054,748	3,156,402	2,024,987	1,998,399
Loans in process	(14,249)	(13,842)	(13,119)	(15,033)	(14,206)
Deferred origination costs, net	3,414	3,407	3,441	3,253	3,232
Allowance for loan losses	(15,183)	(15,617)	(16,678)	(16,214)	(16,722)
Loans receivable, net	$ 3,803,443	$ 3,028,696	$ 3,130,046	$ 1,996,993	$ 1,970,703
Mortgage loans serviced for others	$ 137,881	$ 143,657	$ 145,903	$ 152,653	$ 158,244

	At December 31, 2016 Average Yield					
Loan pipeline [1]:						
Commercial	4.82%	$ 99,060	$ 64,976	$ 48,897	$ 57,571	$ 53,785
Residential mortgage and construction	3.91	38,486	39,252	30,520	28,528	31,860
Home equity loans and lines	4.51	6,522	5,099	5,594	8,082	5,481
Total	4.56	$ 144,068	$ 109,327	$ 85,011	$ 94,181	$ 91,126

	For the Three Months Ended,					
	December 31, 2016		September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
	Average Yield					
Loan originations:						
Commercial	4.14%	$ 105,062 [4]	$ 63,310	$ 59,543	$ 58,005	$ 72,534
Residential mortgage and construction	3.69	62,087	41,170	40,295	34,361	43,616
Home equity loans and lines	4.49	11,790	11,007	10,067	10,915	10,431
Total	4.00	$ 178,939	$ 115,487	$ 109,905	$ 103,281	$ 126,581
Loans sold		$ 12,098 [3]	$ 17,787 [2]	$ 10,303	$ 8,901	$ 9,784

(1) Loan pipeline includes pending loan applications and loans approved but not funded
(2) Excludes the sale of under-performing loans of $12.8 million
(3) Excludes the sale of under-performing loans of $21.0 million
(4) Includes purchased loans totaling $24.6 million

DEPOSITS

	At				
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Type of Account					
Non-interest-bearing	$ 782,504	$ 512,957	$ 554,709	$ 351,743	$ 337,143
Interest-bearing checking	1,626,713	1,451,083	1,310,290	860,468	859,927
Money market deposit	458,911	400,054	366,942	163,885	153,196
Savings	672,519	489,173	489,132	327,845	310,989
Time deposits	647,103	471,414	485,189	267,420	255,423
	$ 4,187,750	$ 3,324,681	$ 3,206,262	$ 1,971,361	$ 1,916,678

13

OceanFirst Financial Corp.
ASSET QUALITY
(dollars in thousands)

	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
ASSET QUALITY					
Non-performing loans:					
Commercial and industrial	$ 441	$ 1,152	$ 964	$ 909	$ 123
Commercial real estate - owner-occupied	2,414	5,213	4,363	4,354	7,684
Commercial real estate - investor	521	1,675	1,675	940	3,112
Residential mortgage	8,126	7,017	7,102	8,788	5,779
Home equity loans and lines	2,064	1,450	1,226	1,202	1,574
Other consumer	—	—	—	—	2
Total non-performing loans	13,566	16,507	15,330	16,193	18,274
Other real estate owned	9,803	9,107	9,791	9,029	8,827
Total non-performing assets	$ 23,369	$ 25,614	$ 25,121	$ 25,222	$ 27,101
Purchased credit-impaired ("PCI") loans	$ 7,575	$ 5,836	$ 9,673	$ 376	$ 461
Delinquent loans 30 to 89 days	$ 22,598	$ 8,553	$ 15,643	$ 6,996	$ 9,087
Troubled debt restructurings:					
Non-performing (included in total non-performing loans above)	$ 3,471	$ 3,520	$ 2,990	$ 4,775	$ 4,918
Performing	27,042	26,396	28,173	26,689	26,344
Total troubled debt restructurings	$ 30,513	$ 29,916	$ 31,163	$ 31,464	$ 31,262
Allowance for loan losses	$ 15,183	$ 15,617	$ 16,678	$ 16,214	$ 16,722
Allowance for loan losses as a percent of total loans receivable (1)	0.40%	0.51%	0.53%	0.80%	0.84%
Allowance for loan losses as a percent of total non-performing loans	111.92	94.61	108.79	100.13	91.51
Non-performing loans as a percent of total loans receivable	0.35	0.54	0.48	0.80	0.91
Non-performing assets as a percent of total assets	0.45	0.62	0.62	0.97	1.05

(1) The loans acquired from Ocean Shore, Cape, and Colonial American were recorded at fair value. The net credit mark on these loans, not reflected in the allowance for loan losses, was $25,973, $17,051, $27,281, $2,013, and $2,202 at December 31, 2016, September 30, 2016, June 30, 2016, March 31, 2016, and December 31, 2015, respectively.

NET CHARGE-OFFS

	For the three months ended				
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Net Charge-offs:					
Loan charge-offs	$ (979)	$ (2,116)	$ (223)	$ (1,172)	$ (236)
Recoveries on loans	35	167	25	101	19
Net loan charge-offs	$ (944)	$ (1,949)	$ (198)	$ (1,071)	$ (217)
Net loan charge-offs to average total loans (annualized)	0.11%	0.25%	0.03%	0.21%	0.04%
Net charge-off detail - (loss) recovery:					
Commercial	$ (510)	$ (1,707)	$ (84)	$ (1,073)	$ 12
Residential mortgage and construction	(233)	(161)	(69)	(24)	(117)
Home equity loans and lines	(194)	(83)	(45)	28	(109)
Other consumer	(7)	2	—	(2)	(3)
Net loans charged-off	$ (944)	$ (1,949)	$ (198)	$ (1,071)	$ (217)

Note: Included in net loan charge-offs for the three months ended December 31, 2016 and September 30, 2016 are $535 and $1,627 relating to under-performing loans sold or held-for-sale, respectively.

14

OceanFirst Financial Corp.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended								
	December 31, 2016			September 30, 2016			December 31, 2015		
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:									
Interest-earning assets:									
Interest-earning deposits and short-term investments	$ 359,804	$ 484	0.54%	$ 168,045	$ 139	0.33%	$ 41,227	$ 16	0.15%
Securities (1) and FHLB stock	545,302	2,621	1.91	533,809	2,561	1.91	456,486	1,990	1.73
Loans receivable, net (2)									
Commercial	1,717,502	21,016	4.87	1,723,520	20,970	4.84	943,116	11,154	4.69
Residential	1,314,667	12,857	3.89	1,118,435	10,874	3.87	836,722	7,953	3.77
Home Equity	262,372	2,907	4.41	255,919	2,745	4.27	193,314	2,028	4.16
Other	1,149	19	6.58	1,163	18	6.16	544	8	5.83
Allowance for loan loss net of deferred loan fees	(12,987)	—	—	(13,346)	—	—	(13,597)	—	—
Loans Receivable, net	3,282,703	36,799	4.46	3,085,691	34,607	4.46	1,960,099	21,143	4.28
Total interest-earning assets	4,187,809	39,904	3.79	3,787,545	37,307	3.92	2,457,812	23,149	3.74
Non-interest-earning assets	368,965			316,290			129,297		
Total assets	$ 4,556,774			$ 4,103,835			$ 2,587,109		
Liabilities and Stockholders' Equity:									
Interest-bearing liabilities:									
Interest-bearing checking	$ 1,538,706	723	0.19%	$ 1,425,350	583	0.16%	$ 909,962	278	0.12%
Money market	424,613	312	0.29	386,490	295	0.30	152,416	76	0.20
Savings	549,032	74	0.05	488,749	49	0.04	309,037	27	0.03
Time deposits	527,817	1,283	0.97	477,496	1,156	0.96	256,378	836	1.29
Total	3,040,168	2,392	0.31	2,778,085	2,083	0.30	1,627,793	1,217	0.30
Securities sold under agreements to repurchase	72,063	24	0.13	68,540	24	0.14	78,892	29	0.15
FHLB Advances	250,829	1,120	1.78	264,213	1,067	1.61	252,812	1,041	1.63
Other borrowings	56,397	614	4.33	26,207	198	3.01	25,467	174	2.71
Total interest-bearing liabilities	3,419,457	4,150	0.48	3,137,045	3,372	0.43	1,984,964	2,461	0.49
Non-interest-bearing deposits	622,882			521,088			349,473		
Non-interest-bearing Liabilities	42,773			31,536			16,174		
Total liabilities	4,085,112			3,689,669			2,350,611		
Stockholders' equity	471,662			414,166			236,498		
Total liabilities and equity	$ 4,556,774			$ 4,103,835			$ 2,587,109		
Net interest income		$ 35,754			$ 33,935			$ 20,688	
Net interest rate spread (3)			3.31%			3.49%			3.25%
Net interest margin (4)			3.40%			3.56%			3.34%
Total cost of deposits (including non-interest-bearing deposits)			0.26%			0.25%			0.24%

(1) Amounts are recorded at average amortized cost.

(2) Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.

(3) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(4) Net interest margin represents net interest income divided by average interest-earning assets.

15

(continued)

	For the Years Ended					
	December 31, 2016			December 31, 2015		
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:						
Interest-earning assets:						
Interest-earning deposits and short-term investments	$ 154,830	$ 693	0.45%	$ 38,371	$ 44	0.11%
Securities (1) and FHLB stock	524,152	9,770	1.86	481,306	8,125	1.69
Loans receivable, net (2)						
Commercial	1,472,421	70,768	4.81	840,531	38,186	4.54
Residential	1,085,991	41,996	3.87	804,404	31,423	3.91
Home Equity	236,769	10,139	4.28	194,383	8,054	4.14
Other	957	59	6.17	482	31	6.43
Allowance for loan loss net of deferred loan fees	(13,280)	—	—	(13,639)	—	—
Loans Receivable, net	2,782,858	122,962	4.42	1,826,161	77,694	4.25
Total interest-earning assets	3,461,840	133,425	3.85	2,345,838	85,863	3.66
Non-interest-earning assets	269,622			119,035		
Total assets	$ 3,731,462			$ 2,464,873		
Liabilities and Stockholders' Equity:						
Interest-bearing liabilities:						
Interest-bearing checking	$ 1,266,135	2,114	0.17%	$ 875,325	952	0.11%
Money market	316,977	858	0.27	129,775	187	0.14
Savings	447,484	191	0.04	306,151	102	0.03
Time deposits	422,026	4,354	1.03	229,786	3,060	1.33
Total	2,452,622	7,517	0.31	1,541,037	4,301	0.28
Securities sold under agreements to repurchase	75,227	102	0.14	73,029	103	0.14
FHLB Advances	266,981	4,471	1.67	253,864	3,849	1.52
Other borrowings	32,029	1,073	3.35	26,967	781	2.90
Total interest-bearing liabilities	2,826,859	13,163	0.47	1,894,897	9,034	0.48
Non-interest-bearing deposits	497,166			327,216		
Non-interest-bearing Liabilities	28,454			14,851		
Total liabilities	3,352,479			2,236,964		
Stockholders' equity	378,983			227,909		
Total liabilities and equity	$ 3,731,462			$ 2,464,873		
Net interest income		$ 120,262			$ 76,829	
Net interest rate spread (3)			3.38%			3.18%
Net interest margin (4)			3.47%			3.28%
Total cost of deposits (including non-interest-bearing deposits)			0.25%			0.23%

(1) Amounts are recorded at average amortized cost.

(2) Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.

(3) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(4) Net interest margin represents net interest income divided by average interest-earning assets.

16

OceanFirst Financial Corp.
SELECTED QUARTERLY FINANCIAL DATA
(in thousands, except per share amounts)

	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Selected Financial Condition Data:					
Total assets	$ 5,167,052	$ 4,151,017	$ 4,047,493	$ 2,588,447	$ 2,593,068
Securities available-for-sale, at estimated fair value	12,224	2,497	12,509	30,085	29,902
Securities held-to-maturity, net	598,691	470,642	513,721	375,616	394,813
Federal Home Loan Bank of New York stock	19,313	18,289	21,128	16,645	19,978
Loans receivable, net	3,803,443	3,028,696	3,130,046	1,996,993	1,970,703
Loans held-for-sale	1,551	21,679	5,310	3,386	2,697
Deposits	4,187,750	3,324,681	3,206,262	1,971,360	1,916,678
Federal Home Loan Bank advances	250,498	251,146	312,603	251,917	324,385
Securities sold under agreements to repurchase and other borrowings	126,494	125,477	90,173	106,413	98,372
Stockholders' equity	572,038	417,244	409,258	241,076	238,446

	For the Three Months Ended				
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Selected Operating Data:					
Interest income	$ 39,904	$ 37,307	$ 33,141	$ 23,073	$ 23,149
Interest expense	4,150	3,372	3,127	2,514	2,461
Net interest income	35,754	33,935	30,014	20,559	20,688
Provision for loan losses	510	888	662	563	300
Net interest income after provision for loan losses	35,244	33,047	29,352	19,996	20,388
Other income	6,257	5,896	4,883	3,376	4,118
Operating expenses	25,833	23,715	21,457	15,314	15,885
Merger related expenses	6,632	1,311	7,189	1,402	614
Income before provision for income taxes	9,036	13,917	5,589	6,656	8,007
Provision for income taxes	2,984	4,789	1,928	2,451	2,777
Net income	$ 6,052	$ 9,128	$ 3,661	$ 4,205	$ 5,230
Diluted earnings per share	$ 0.22	$ 0.35	$ 0.16	$ 0.25	$ 0.31
Net accretion/amortization of purchase accounting adjustments included in net interest income	$ 1,385	$ 1,637	$ 1,267	$ 164	$ 177

17

(continued)

	At or For the Three Months Ended				
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Selected Financial Ratios and Other Data(1):					
Performance Ratios (Annualized):					
Return on average assets (2)	0.53%	0.88%	0.40%	0.65%	0.80%
Return on average stockholders' equity (2)	5.10	8.77	3.79	7.05	8.77
Return on average tangible stockholders' equity (2) (3)	6.48	10.58	4.32	7.59	8.86
Stockholders' equity to total assets	11.07	10.05	10.11	9.31	9.19
Tangible stockholders' equity to tangible assets (3)	8.30	8.50	8.51	9.23	9.12
Net interest rate spread	3.31	3.49	3.47	3.25	3.25
Net interest margin	3.40	3.56	3.57	3.34	3.35
Operating expenses to average assets (2)	2.83	2.43	3.16	2.58	2.53
Efficiency ratio (2) (4)	77.28	62.83	82.09	69.84	66.51

	At or For the Years Ended December 31,	
	2016	2015
Performance Ratios:		
Return on average assets (2)	0.62%	0.82%
Return on average stockholders' equity (2)	6.08	8.92
Return on average tangible stockholders' equity (2) (3)	7.13	8.96
Net interest rate spread	3.38	3.18
Net interest margin	3.47	3.28
Operating expenses to average assets (2)	2.76	2.47
Efficiency ratio (2) (4)	73.11	65.17

18

(continued)

	At or For the Three Months Ended				
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Wealth Management:					
Assets under administration	$ 218,336	$ 221,612	$ 221,277	$ 203,723	$ 229,039
Per Share Data:					
Cash dividends per common share	$ 0.15	$ 0.13	$ 0.13	$ 0.13	$ 0.13
Stockholders' equity per common share at end of period	17.80	16.14	15.89	13.89	13.79
Tangible stockholders' equity per common share at end of period (3)	12.95	13.42	13.14	13.75	13.67
Number of full-service customer facilities:	61	50	50	28	27
Quarterly Average Balances					
Total securities	$ 545,302	$ 533,809	$ 571,463	$ 445,696	$ 456,486
Loans, receivable, net	3,282,703	3,085,691	2,772,518	1,981,101	1,960,099
Total interest-earning assets	4,187,809	3,787,545	3,384,548	2,475,298	2,457,812
Total assets	4,556,774	4,103,835	3,647,102	2,605,017	2,587,109
Interest-bearing transaction deposits	2,512,351	2,300,589	1,899,266	1,372,357	1,371,415
Time deposits	527,817	477,496	417,301	263,722	256,378
Total borrowed funds	379,289	358,960	386,578	372,240	357,171
Total interest-bearing liabilities	3,419,457	3,137,045	2,703,145	2,008,319	1,984,964
Non-interest bearing deposits	622,882	521,088	529,230	343,371	349,473
Stockholder's equity	471,662	414,166	388,694	239,999	236,498
Total deposits	3,663,050	3,299,173	2,845,797	1,979,450	1,977,266
Quarterly Yields					
Total securities	1.91%	1.91%	1.82%	1.81%	1.73%
Loans, receivable, net	4.46	4.46	4.43	4.27	4.28
Total interest-earning assets	3.79	3.92	3.94	3.75	3.74
Interest-bearing transaction deposits	0.18	0.16	0.15	0.12	0.11
Time deposits	0.97	0.96	1.01	1.33	1.29
Borrowed funds	1.84	1.43	1.41	1.34	1.38
Total interest-bearing liabilities	0.48	0.43	0.47	0.50	0.49
Net interest spread	3.31	3.49	3.47	3.25	3.25
Net interest margin	3.40	3.56	3.57	3.34	3.34
Total deposits	0.26	0.25	0.25	0.26	0.24

(1) With the exception of end of quarter ratios, all ratios are based on average daily balances.
(2) Performance ratios for each period include merger related expenses. Refer to Other Items - Non-GAAP Reconciliation for impact of merger related expenses.
(3) Tangible stockholders' equity and tangible assets exclude intangible assets relating to goodwill and core deposit intangible.
(4) Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

19

OceanFirst Financial Corp.
OTHER ITEMS
(dollars in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the three months ended				
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Core earnings:					
Net income	$ 6,052	$ 9,128	$ 3,661	$ 4,205	$ 5,230
Add: Merger related expenses	6,632	1,311	7,189	1,402	614
Loss on sale of investment securities available for sale	—	—	12	—	—
Federal Home Loan Bank prepayment fee	—	—	136	—	—
Less: Income tax benefit on items	(2,108)	(172)	(2,311)	(171)	(173)
Core earnings	$ 10,576	$ 10,267	$ 8,687	$ 5,436	$ 5,671
Core diluted earnings per share	$ 0.38	$ 0.40	$ 0.38	$ 0.32	$ 0.33
Core ratios:					
Return on average assets	0.92%	1.00%	0.96%	0.84%	0.87%
Return on average tangible stockholder's equity	11.33	11.90	10.26	9.19	9.60

COMPUTATION OF TOTAL TANGIBLE EQUITY TO TOTAL TANGIBLE ASSETS

	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Total stockholders' equity	$ 572,038	$ 417,244	$ 409,258	$ 241,076	$ 238,446
Less:					
Goodwill	145,064	66,537	67,102	2,081	1,822
Core deposit intangible	10,924	3,722	3,903	310	256
Tangible stockholders' equity	$ 416,050	$ 346,985	$ 338,253	$ 238,685	$ 236,368
Total assets	$ 5,167,052	$ 4,151,017	$ 4,047,493	$ 2,588,447	$ 2,593,068
Less:					
Goodwill	145,064	66,537	67,102	2,081	1,822
Core deposit intangible	10,924	3,722	3,903	310	256
Tangible assets	$ 5,011,064	$ 4,080,758	$ 3,976,488	$ 2,586,056	$ 2,590,990
Tangible stockholders' equity to tangible assets	8.30%	8.50%	8.51%	9.23%	9.12%

20

21 ACQUISITION DATE - FAIR VALUE BALANCE SHEET The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the acquisition for Cape, net of the total consideration paid (in thousands): At May 2, 2016 (in thousands) Cape Book Value Purchase Accounting Adjustments Estimated Fair Value Total Purchase Price: $ 196,403 Assets acquired: Cash and cash equivalents $ 30,025 $ — $ 30,025 Securities and Federal Home Loan Bank Stock 218,577 361 218,938 Loans: 1,169,568 1,156,807 Specific credit fair value on credit impaired loans — (5,859) — General credit fair value — (20,545) — Interest rate fair value — 1,888 — Reverse allowance for loan losses — 9,931 — Reverse net deferred fees, premiums and discounts — 1,824 — Premises and equipment 27,972 (1,973) 25,999 Other real estate owned 2,343 (408) 1,935 Deferred tax asset 9,407 10,993 20,400 Other assets 61,793 — 61,793 Core deposit intangible 831 2,887 3,718 Total assets acquired 1,520,516 (901) 1,519,615 Liabilities assumed: Deposits (1,247,688) (679) (1,248,367) Borrowings (123,587) (879) (124,466) Other liabilities (7,611) (5,398) (13,009) Total liabilities assumed (1,378,886) (6,956) (1,385,842) Net assets acquired $ 141,630 $ (7,857) 133,773 Goodwill recorded in the merger $ 62,630 The calculation of goodwill is subject to change for up to one year after the date of acquisition as additional information relative to the closing date estimates and uncertainties become available. As the Company finalizes its review of the acquired assets and liabilities, certain adjustments to the recorded carrying values may be required.

22 ACQUISITION DATE - FAIR VALUE BALANCE SHEET The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the acquisition for Ocean Shore, net of the total consideration paid (in thousands): At November 30, 2016 (in thousands) Ocean Shore Book Value Purchase Accounting Adjustments Estimated Fair Value Total Purchase Price: $ 180,732 Assets acquired: Cash and cash equivalents $ 60,871 $ — $ 60,871 Securities and Federal Home Loan Bank Stock 94,109 24 94,133 Loans: 790,396 774,046 Specific credit fair value on credit impaired loans — (2,062) — General credit fair value — (8,127) — Interest rate fair value — (5,779) — Reverse allowance for loan losses — 3,265 — Reverse net deferred fees, premiums and discounts — (3,647) — Premises and equipment 11,696 3,372 15,068 Other real estate owned 1,090 — 1,090 Deferred tax asset 5,587 2,210 7,797 Other assets 35,369 — 35,369 Core deposit intangible 348 7,158 7,506 Total assets acquired 999,466 (3,586) 995,880 Liabilities assumed: Deposits (874,301) (772) (875,073) Borrowings (3,694) — (3,694) Other liabilities (17,629) 891 (16,738) Total liabilities assumed (895,624) 119 (895,505) Net assets acquired $ 103,842 $ (3,467) 100,375 Goodwill recorded in the merger $ 80,357 The calculation of goodwill is subject to change for up to one year after the date of acquisition as additional information relative to the closing date estimates and uncertainties become available. As the Company finalizes its review of the acquired assets and liabilities, certain adjustments to the recorded carrying values may be required.